FORM 8-K




                       SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C. 20549

                                 CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934



                        Date of Report: December 19, 1996


                               PECO ENERGY COMPANY
             (Exact name of registrant as specified in its charter)


                         PENNSYLVANIA 1-1401 23-0970240
                       (State or other (SEC (IRS Employer
                   jurisdiction of file number) Identification
                             incorporation) Number)



              230l Market Street, Philadelphia, Pennsylvania 19101
               (Address of principal executive offices) (Zip Code)


               Registrant's telephone number, including area code:
                                 (215) 841-4000



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Item 5. Other Events

         In an Order issued December 19, 1996, the Pennsylvania Public Utility Commission (PUC) approved, with minor modifications, a Company proposal to eliminate the Energy Cost Adjustment (ECA)--the current billing surcharge mechanism used to recover the Company's energy costs--and instead, roll these costs into the base rates charged to the Company's customers, effective December 31, 1996. The Company's proposal was prompted by the recently enacted Electricity Generation Customer Choice and Competition Act (Competition Act) which provides that as of January 1, 1997, electric rates in Pennsylvania will be capped at their current levels for a period of up to nine years.

         In addition, the PUC recognized the Company's right to defer and, in the future, seek recovery of a) an estimated $102 million attributable to its anticipated undercollection of $80 million in energy costs through 1996 and the $22 million 1996 nuclear performance bonus, and b) approximately $198 million of future energy costs that would not have otherwise been recoverable. Subject to the rate cap limitations imposed by the Competition Act, the Order provides that these additional amounts may be recovered either through the stranded cost recovery mechanisms provided in the Competition Act or an automatic adjustment clause provided in the Public Utility Code.

         As noted by the PUC in a press release announcing its Order, under traditional regulation, as of December 31, 1996, the Company would have been entitled to an increase of $125 million in its ECA.

                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.






                                     PECO ENERGY COMPANY


                                      \s\ J. B. Mitchell
                                   Vice President - Finance
                                         and Treasurer






        December 20, 1996